April 17, 2019

CleanSpark, Inc.

70 North Main Street, Ste. 105

Bountiful, Utah 84010

Re: CleanSpark, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion, as counsel to CleanSpark, Inc., a Nevada corporation (the “Company”), with respect to certain matters in connection with the offering of a $10,750,000 face value Senior Secured Redeemable Convertible Promissory Note (the “Debenture”), a Common Stock Purchase Warrant (the “Warrant”) to acquire up to 2,300,000 shares (the “Warrant Shares”) of the Company’s common stock (the “Common Stock”), the shares of our Common Stock underlying the Debenture and the Warrant Shares and 1,250,000 shares of common stock that may be sold pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-228063) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on November 20, 2018, the related prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated April 17, 2019, and filed with the Commission pursuant to Rule 424(b)(5) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold as described in the Registration Statement and the Prospectus.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Prospectus (c) the Company's Articles of Incorporation; (d) the Company's Bylaws; (e) certain records of the Company's corporate proceedings as reflected in its minute books; (f) the Certification of Officer issued from S. Matthew Schultz, CEO of the Company; and (g) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that:

1)	the shares of common stock being offered by the Company and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable.
2)	The shares of common stock underlying the Warrant will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company if the exercise price is received by the Company.
3)	The shares of common stock underlying the Debenture will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company pursuant to terms and conditions of the Debenture.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.

CONSENT

WE HEREBY CONSENT to the use of our opinion in connection with the Form S-3 Registration Statement, as amended, and Prospectus filed with the Securities and Exchange Commission as counsel for the registrant, CleanSpark, Inc. We also consent to our name being used in said Registration Statement.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.

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